EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm



     We consent to the incorporation by reference in the Registration Statements ((i) Form S-2 No. 333-69858; (ii) Forms S-3 No. 33-57119, No. 333-64381 and
     333-84774; (iii) Form S-4 No. 333-19113 and (iv) Forms S-8 No. 2-93146, No.
     333-61765, No. 333-61767 and No. 33-41408) of Urstadt Biddle Properties Inc. and in the related Prospectus of our reports dated January 12, 2006, with respect to the consolidated financial statements and schedules of Urstadt Biddle Properties Inc., Urstadt Biddle Properties Inc. managements assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Urstadt Biddle Properties Inc., included in this Annual Report (Form 10-K) for the year ended October 31, 2005.







New York, New York                                   /s/ Ernst & Young LLP
January 12, 2006